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                                                                     EXHIBIT 5.2

                                  [Letterhead]

February   , 2002

Devon Financing Corporation, U.L.C.
20 North Broadway, Suite 1500
Oklahoma City, Oklahoma
73102

- and to -

Devon Energy Corporation
20 North Broadway, Suite 1500
Oklahoma City, Oklahoma
73102

Dear Sirs:

Re:   Registration Statement on Form S-4

We have acted as special counsel for Devon Financing Corporation, U.L.C. (the "Company") in connection with the preparation of a registration statement on Form S-4 (the "Registration Statement") being filed with the Securities and Exchange Commission relating to the registration of the Company's 6.875% Notes due 2011 (the "Notes") and its 7.875% Debentures due 2031 (the "Debentures," and together with the Notes, the "Securities") and the unconditional guarantees as to the payment of principal and interest on the Securities by Devon Energy Corporation (the "Guarantees"). Pursuant to the Registration Statement, the Company is offering to exchange (the "Exchange Offer") up to $1,750,000,000 aggregate principal amount of the Notes for a like amount of its outstanding 6.875% Notes due 2011 (the "Original Notes") and up to $1,250,000,000 aggregate principal amount of the Debentures for a like amount of its outstanding 7.875% Debentures due 2031 (the "Original Debentures", and together with the Original Notes, the "Original Securities") and to exchange the Guarantees for the unconditional guarantees as to the payment of principal and interest on the Original Securities by Devon Energy Corporation (the "Original Guarantees"). The Securities and the Guarantees will be issued upon consummation of the Exchange Offer. The Original Securities and Original Guarantees were, and the Securities and the Guarantees will be, issued pursuant to an indenture, dated as of October 3, 2001 (as amended, the "Indenture") among the Company, Devon Energy Corporation and The Chase Manhattan Bank, as trustee (the "Trustee").

Examinations and Reliance

In our capacity as counsel to the Company we have examined:

1.    the Registration Statement,



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2.   the Indenture (the Registration Statement and the Indenture are sometimes collectively described as the "Operative Documents");

3.   the Memorandum and Articles of Association of the Company;

4. a certified copy of a resolution of the directors of the Company dated October 3, 2001 (the "Resolution"), authorizing, inter alia, the execution and delivery of the Operative Documents and the Securities and the consummation of the transactions provided for thereunder;

5.   a certificate of an officer of the Company dated February   , 2002 with
     respect to various corporate matters (the "Officer's Certificate"); and

6.   a certificate of status issued by the Registrar of Joint Stock Companies
     dated February   , 2002 with respect to the Company.

We have also examined originals or copies identified to our satisfaction of such certificates of public officials and other documents, and have considered such questions of law, as we have considered appropriate or necessary as a basis for the opinions hereinafter expressed.

To the extent that the opinions expressed in this letter are based on factual matters, we have relied solely upon the Officer's Certificate.

Assumptions

We have assumed:

1. the genuineness of all signatures, the legal capacity at all relevant times of any natural persons signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified or true copies or as reproductions (including documents received by facsimile machine) and the truthfulness of all certificates of public officials and corporate officers.

2. that each party to the Operative Documents, other than the Company, has all necessary power and capacity to execute and deliver the Operative Documents and perform its obligations thereunder, has duly authorized, executed and delivered the Operative Documents and that each of the Operative Documents constitutes the legal, valid and binding obligation of the parties thereto (other than the Company), enforceable against each of them in accordance with its terms.

3. that each of the Operative Documents has been physically delivered by the Company to the Initial Purchasers or the Trustee, as the case may be, that such delivery was not subject to any condition or escrow imposed by or on behalf of the Company on such delivery and that such delivery was

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     satisfactory delivery under the laws of any relevant jurisdiction other than the Province of Nova Scotia.

4. the currency and accuracy of the indices and records maintained at the public offices where we have conducted searches or made inquiries or caused searches or inquiries to be made.

Laws Addressed

We are qualified to practice law in the Province of Nova Scotia and have made no investigation of the laws of any jurisdiction other than the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein. The opinions hereinafter expressed are limited to the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein in effect on the date hereof.

Opinions

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1. The Indenture has been duly authorized, executed and delivered by the Company; and

2.   The Securities have been duly authorized for issuance by the Company.

Qualifications

The opinions expressed herein are subject to the following qualifications and assumptions:

1. No opinion is expressed as to the enforceability of any of the Operative Documents against the Company.

This opinion is rendered to you solely for your benefit in connection with the filing of the Registration Statement and for the benefit of Mayer, Brown, Rowe & Maw in connection with the opinion to be issued by such firm in connection with the filing of the Registration Statement.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus included as part of the Registration Statement.

Yours very truly,


STEWART MCKELVEY STIRLING SCALES